STATE STREET

Exhibit 99.1
State Street Corporation
One Lincoln Street
Boston, MA 02111
NYSE: STT
www.statestreet.com

Contacts:

Ilene Fiszel Bieler +1 617-664-3477

Marc Hazelton +1 617-513-9439

State Street Corporation Announces the Final Results of the Cash Tender Offer for any and all of its Floating Rate Junior Subordinated Debentures due 2047

BOSTON – November 21, 2019 - State Street Corporation ("State Street") (NYSE: STT) today announced the final tender results of the previously announced cash tender offer (the "Tender Offer") by its principal banking subsidiary, State Street Bank and Trust Company (the "Bank"), for any and all of the outstanding Floating Rate Junior Subordinated Debentures due 2047 listed in the table below (the "2047 Debentures"), which were issued by State Street. The terms of the Tender Offer are described in the Offer to Purchase, dated October 21, 2019 (the "Offer to Purchase").

As previously announced on November 4, 2019, approximately $289.8 million in aggregate principal amount of the 2047 Debentures were validly tendered and not validly withdrawn on or prior to 5:00 p.m., New York City time, on November 1, 2019 (the "Early Tender Deadline"). In addition, following the Early Tender Deadline and on or prior to 5:00 p.m., New York City time, on November 20, 2019 (the "Expiration Date"), approximately $7.6 million aggregate principal amount of the 2047 Debentures were validly tendered and not validly withdrawn.

The Bank has accepted for payment all 2047 Debentures validly tendered and not validly withdrawn pursuant to the Tender Offer. The settlement date for all of the 2047 Debentures that were validly tendered on or prior to the Expiration Date is expected to be November 22, 2019.

The table below summarizes the aggregate principal amount of the 2047 Debentures validly tendered on or prior to the Expiration Date, including the 2047 Debentures validly tendered and not validly withdrawn on or prior to the Early Tender Deadline:

Title of Security	CUSIP Number	Issuer	Aggregate Principal Amount Outstanding	Interest Rate	Tender Offer Consideration (1)	Early Tender Payment (1)	Total Consideration (1) (2)	Principal Amount Tendered
Floating Rate Junior Subordinated Debentures due 2047	857477AY9	State Street Corporation	$800,000,000	LIBOR plus 1.00%	$820	$30	$850	$297,416,000

(1) Per $1,000 principal amount of 2047 Debentures validly tendered (and not validly withdrawn) and accepted for purchase. Excludes accrued and unpaid interest, which will be paid on 2047 Debentures accepted for purchase as described herein.

(2) Includes the Early Tender Payment for 2047 Debentures validly tendered prior to the Early Tender Date (and not validly withdrawn) and accepted for purchase.

Holders who validly tendered and did not validly withdraw on or prior to the Early Tender Deadline shall receive the applicable Total Consideration (as defined below), which includes an early tender payment of $30 per $1,000 principal amount of 2047 Debentures tendered by such holders and accepted for purchase by the Bank (the “Early Tender Payment”). Accrued and unpaid interest up to, but not including, the settlement date will be paid in cash on all validly tendered 2047 Debentures accepted and purchased by the Bank in the Tender Offer. The consideration (the “Total Consideration”) to be paid per $1,000 principal amount of 2047 Debentures validly tendered and accepted for purchase pursuant to the Tender Offer will be as specified in the table above. The “Tender Offer Consideration” is equal to the Total Consideration minus the Early Tender Payment. Holders of 2047 Debentures who validly tendered their 2047 Debentures after the Early Tender Deadline, but prior to the Expiration Date, shall receive only the Tender Offer Consideration and not the Early Tender Payment. The Bank’s obligation to accept for payment and to pay for the 2047 Debentures validly tendered in the Tender Offer was subject to the satisfaction or waiver of the conditions described in the Offer to Purchase, including termination of State Street’s Replacement Capital Covenant dated April 30, 2007 and amended May 13, 2016, which was terminated on November 20, 2019. Information Relating to the Tender Offer Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC acted as the dealer managers (the “Dealer Managers”) for the Tender Offer. The information agent and tender agent is D.F. King & Co. (“D.F. King”). Copies of the Offer to Purchase and related offering materials are available by contacting D.F. King at (800) 659-6590 (U.S. toll-free) or (212) 269-5550 (banks and brokers). Questions regarding the Tender Offer should be directed to Deutsche Bank Securities Inc., Liability Management Group, at (212) 250-2955 (collect) or (866) 627-0391 (toll-free) or J.P. Morgan Securities LLC, Liability Management Group at (212) 834-8553 (collect) or (866) 834-4666 (toll-free). None of the Bank, State Street or their affiliates, their respective boards of directors or managing members, the Dealer Managers, D.F. King or the trustee of the 2047 Debentures have made any recommendation as to whether holders of 2047 Debentures should tender any 2047 Debentures in response to the Tender Offer, and neither the Bank nor any such other person have authorized any person to make any such recommendation. This press release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Tender Offer was made only pursuant to the Offer to Purchase and only in such jurisdictions as was permitted under applicable law. The Offer to Purchase may be downloaded from D.F. King’s website at www.dfking.com/statestreet or obtained from D.F. King, free of charge, by calling toll-free at (800) 249-7120 (bankers and brokers can call collect at (212) 269-5550). About State Street Corporation State Street Corporation (NYSE: STT) is one of the world's leading providers of financial services to institutional investors, including investment servicing, investment management and investment research and trading. With $32.90 trillion in assets under custody and administration and $2.95 trillion* in assets under management as of September 30, 2019, State Street operates globally in more than 100 geographic markets and employs approximately 40,000 worldwide. For more information, visit State Street's website at www.statestreet.com.

* Assets under management include the assets of the SPDR® Gold ETF and the SPDR® Long Dollar Gold Trust ETF (approximately $44 billion as of September 30, 2019), for which State Street Global Advisors Funds Distributors, LLC (SSGA FD) serves as marketing agent; SSGA FD and State Street Global Advisors are affiliated. Forward Looking Statements This press release contains forward-looking statements that are not historical in nature. Such forward- looking statements are subject to risks and uncertainties, including the risks related to the settlement of the Tender Offer, including the timing of the settlement, competitive factors, government regulation and general economic conditions and other risks and uncertainties described in State Street’s periodic reports on file with the U.S. Securities and Exchange Commission including the most recent Annual Report on Form 10-K of State Street, as filed with the U.S. Securities and Exchange Commission. In some cases, you can identify these statements by forward-looking words, such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “plan,” “possible,” “potential,” “project,” “should,” “will,” and similar words or expressions, the negative or plural of such words or expressions and other comparable terminology. Actual results may differ materially from anticipated results. Neither State Street nor the Bank undertake to update its forward-looking statements or any of the information contained in this press release, including to reflect future events or circumstances.